FOR IMMEDIATE RELEASE

Contact:     Pamela Schreiber
                    Investor Relations
                    Atlas Pipeline Partners
                    1845 Walnut Street - 10th Floor
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-5388 (facsimile)

Atlas Pipeline Partners, L.P.
Reports Operating Results
For the Third Quarter of 2004

Philadelphia, PA, November 8, 2004 – Atlas Pipeline Partners, L.P. (NYSE:APL) (the “Partnership or APL”) reported revenues of $34.9 million and $43.7 million for the three and nine month periods ended September 30, 2004, respectively, compared to $4.2 million and $11.9 million for the similar periods ended September 30, 2003, respectively. The significant increase from period to period is reflective of the July 16, 2004 acquisition of Spectrum Field Services, Inc.

Net cash provided by operations was $10.1 million and $17.7 million for the three and nine month periods ended September 30, 2004, respectively, compared to $6.4 million and $11.5 million for the similar periods ended September 30, 2003, respectively.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $4.1 million and $10.6 million for the three and nine month periods ended September 30, 2004, respectively, compared to $3.2 million and $8.7 million for the three and nine month periods ended September 30, 2003, respectively. The following table reconciles EBITDA to our net income for the three and nine month periods ended September 30, 2004 and 2003. (See Note 1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited, in thousands)

Net income	$1,975	$2,669	$7,224	$7,267
Interest expense	1,075	50	1,202	212

Depreciation and amortization	1,022	438	2,132	1,266

EBITDA	$4,072	$3,157	$10,558	$8,745

Note 1.	EBITDA represents net income before interest expense, income tax (not applicable to the Partnership), depreciation and amortization. Management of APL believes that EBITDA provides additional information with respect to APL’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure of a business’ ability to generate cash flow without consideration of its financing structure. This measure is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. It is also a financial measurement that, with certain negotiated adjustments, is reported to APL’s banks to establish conformance with its financial covenants under its current credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, or cash flows from operating activities prepared in accordance with GAAP.

        Pro-forma net income, a non-GAAP measure, was $5.0 million and $10.2 million for the three and nine month periods ended September 30, 2004, respectively, or $.58 and $1.56 per limited partner unit for each period, respectively. This excludes a one-time charge of $3.0 million resulting principally from the write-off of acquisition costs in connection with the terminated acquisition of Alaska Pipeline Company. The Partnership is currently pursuing its remedies under the acquisition agreement. The following table reconciles net income to pro-forma net income for the three and nine month periods ended September 30, 2004 and 2003. (See Note 2)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited, in thousands, except per unit data)

Net income	$1,975	$2,669	$7,224	$7,267
Charge resulting from terminated acquisition	2,987	--	2,987	--

Pro-forma net income (see Note 2)	$4,962	$2,669	$10,211	$7,267

Pro-forma net income-limited partners	$3,983	$2,352	$8,464	$6,611

Pro-forma net income-general partner	$979	$317	$1,747	$656

Weighted average limited partner units-diluted	6,898	4,355	5,441	3,854

Pro-forma net income per limited
partner unit-diluted	$.58	$.54	$1.56	$1.72

Note 2.	Pro-forma net income excludes the charge for “Terminated acquisition” which refers to the net income of the Partnership in the absence of expense charges related to the terminated acquisition of Alaska Pipeline Company (“APC”). On July 1, 2004, SEMCO Energy, Inc., the owner of APC, sent APL a notice purporting to terminate the transaction. APL is currently pursuing its remedies under the acquisition agreement. In connection with the acquisition, APL has incurred $3.0 million of costs which, in accordance with GAAP policies, have been fully expensed in the three month period ended September 30, 2004. The management of APL believes that the net income excluding the charge for “Terminated acquisition” is more fairly indicative of the continuing performance of the Partnership during the three and nine month periods ended September 30, 2004. Further, the resulting pro-forma net income – limited partners, pro-forma net income – general partner and pro-forma diluted net income per limited partner unit have been presented for information purposes. Pro-forma net income which excludes the charge for “Terminated acquisition” is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income prepared in accordance with GAAP.

Net income was $2.0 million or $.15 per limited partner unit for the three months ended September 30, 2004 as compared to $2.7 million or $.54 per limited partner unit for the three months ended September 30, 2003. For the nine months ended September 30, 2004, net income was $7.2 million or $1.01 per limited partner unit as compared to $7.3 million or $1.72 per limited partner unit for the nine months ended September 30, 2003.

Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner, stated “The past few months have been very productive for APL. In July we established a $135.0 million term loan and credit facility, led by Wachovia Bank and Key Bank, and simultaneously completed the acquisition of Spectrum Field Services, Inc. for approximately $142.0 million. Shortly thereafter, we closed a follow-on equity offering of 2.1 million limited partner units at $34.76 per unit, resulting in net proceeds of approximately $70.0 million which was used for long term funding of the Spectrum acquisition. On November 5, 2004 we paid our regular distribution for the third quarter of 2004 in the amount of $.69 per common unit – the largest distribution in our five-year history. Our objective remains to build our partnership and maximize the return to our unitholders.”

Michael L. Staines, President and Chief Operating Officer of the Partnership–s general partner, added: “Operations in both Appalachia and the Mid-Continent regions have been focused on connecting new wells and further expansion of our pipeline system and compression and processing capacity to handle the current and anticipated demand. We believe that there will continue to be growing drilling activity around our systems and we believe we are in an excellent position to capture much of the resulting gas production.”

Atlas Pipeline Partners, L.P. is active in the gas gathering and processing segment of the mid-stream natural gas industry. In Appalachia, it owns and operates more than 1,400 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio to which more than 4,250 wells are currently connected. APL gathers approximately 54 million cubic feet ("mcf") of gas per day from these wells. In the Mid-Continent region of southern Oklahoma and northern Texas, APL owns and operates approximately 1,900 miles of gas gathering pipeline. APL transports approximately 55 million cubic feet of gas per day to its gas processing facility in Velma, Oklahoma where natural gas liquids (NGL) are removed. APL then sells the resulting gas and NGL and remits a portion of those proceeds to the producer. In both Appalachia and the Mid-Continent, the fees paid to APL are either a percentage of the gross selling price of the gas or NGL or a fixed fee per mcf transported. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com .

Atlas America, Inc. (Nasdaq:  ATLS) is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America operates primarily in western Pennsylvania and eastern Ohio. Atlas America owns 100% of the general partner of APL and owns 1,641,026 subordinated common units of APL. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com .

Resource America, Inc. (Nasdaq: REXI), the parent company of APL’s general partner, is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the energy, real estate and financial services industries. Currently, Resource America manages assets of approximately $3.2 billion in these sectors.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas and NGL in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline systems, and the cost of supplies and services in the energy industry.

The remainder of this release contains the Partnership’s consolidated balance sheets, statements of income and information related to its throughput volumes and related rates during the periods indicated.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 29,020	$ 15,078
Accounts receivable	11,341	12
Prepaid expenses	808	67

Total current assets	41,169	15,157

Property, plant and equipment, net	172,312	29,628

Goodwill (net of accumulated amortization of $285)	2,305	2,305

Other long-term assets	4,472	2,422

	$ 220,258	$ 49,512

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
Current portion of long-term debt	$ 3,062	$ --
Accounts payable and accrued liabilities	16,313	521
Accounts payable - affiliates	6,189	1,673
Distribution payable	6,030	3,073

Total current liabilities	31,594	5,267

Other long-term liabilities	2,060	--

Long-term debt, less current portion	57,158	--

Partners' capital (deficit):
Common unitholders, 5,563,659 and 2,713,659 units outstanding	132,224	43,551
Subordinated unitholder, 1,641,026 units outstanding	(1,040)	354
General partner	2,190	340
Accumulated other comprehensive loss	(3,928)	--

Total partners' capital	129,446	44,245

	$ 220,258	$ 49,512

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Natural gas and liquids	$30,048	$ --	$30,048	$ --
Transportation and compression	4,665	4,163	13,344	11,816
Interest income and other	166	36	282	61

Total revenues	34,879	4,199	43,674	11,877

Costs and expenses:
Natural gas and liquids	24,588	--	24,588	--
Plant operating	931	--	931	--
Transportation and compression	564	607	1,709	1,831
General and administrative	1,737	435	2,901	1,301
Depreciation and amortization	1,022	438	2,132	1,266
Interest expense	1,075	50	1,202	212
Terminated acquisition	2,987	--	2,987	--

Total costs and expenses	32,904	1,530	36,450	4,610

Net income	$ 1,975	$2,669	$ 7,224	$ 7,267

Net income - limited partners	$ 1,016	$2,352	$ 5,497	$ 6,611

Net income - general partner	$ 959	$ 317	$ 1,727	$ 656

Basic net income per limited partner unit	$ .15	$ .54	$ 1.01	$ 1.72

Weighted average limited partner
units outstanding - basic	6,839	4,355	5,416	3,854

Diluted net income per limited partner unit	$ .15	$ .54	$ 1.01	$ 1.72

Weighted average limited partner
units - diluted	6,898	4,355	5,441	3,854

Results of Operations:

The following table sets forth certain information relating to the average volumes transported or delivered, average gross margin rate per mcf and average transportation rates per mcf for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)

Average daily throughput volumes in mcf (Mid-Continent)	55,056	--	55,056	--
Average daily throughput volumes in mcf (Appalachia)	54,337	54,609	52,745	53,146

Total average daily througput volumes in mcf	109,393	54,609	107,801	53,146

Average gross margin rate per mcf (Mid-Continent)	$.78	$--	$.78	$--

Average transportation rate per mcf (Appalachia)	$.93	$.83	$.92	$.81